NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 12, 2013, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
June 28, 2013 the instruments
representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

Pursuant to a mandatory exchange which became effective on June 28, 2013, each American
Depositary Shares (Each representing half of a Preference Share) was exchanged for One
American Depositary Share (Each representing half of an Ordinary Share)

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 1, 2013.